Exhibit 10.1

BLAIZE HOLDINGS, INC.

2025 INCENTIVE AWARD PLAN

GLOBAL STOCK OPTION GRANT NOTICE

Blaize Holdings, Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Global Stock Option Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Blaize Holdings, Inc. 2025 Incentive Award Plan (as amended from time to time, the “Plan”) and the Global Stock Option Agreement attached hereto as Exhibit A, including any additional terms and conditions for Participant’s country set forth in the addendum attached thereto (the “Addendum” and, together with the Global Stock Option Agreement, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:

Grant Date:

Exercise Price per Share:

Shares Subject to the Option:

Final Expiration Date:

Vesting Commencement Date:

Vesting Schedule:	[To be specified]

Type of Option

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

BLAIZE HOLDINGS, INC.	PARTICIPANT

By:

Name:	[Participant Name]

Title:

[Stock Option Grant Notice]

Exhibit A

GLOBAL STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Global Stock Option Agreement, including any additional terms and conditions for Participant’s country set forth in the addendum attached hereto (the “Addendum” and, together with the Global Stock Option Agreement, the “Agreement”) shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan. If the Addendum applies to Participant, in the event of a conflict between the terms of the Grant Notice, this Agreement or the Plan and the provisions in the Addendum, the terms and conditions in the Addendum shall control.

ARTICLE II.

PERIOD OF EXERCISABILITY

2.1 Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole vested Share has accumulated.

2.2 Forfeiture. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion of the Option that is not vested and exercisable as of Participant’s Termination of Service for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such Termination of Service, if any). For the avoidance of doubt, employment or other service during only a portion of the vesting period, but where Termination of Service has occurred prior to a vesting date, shall not entitle Participant to vest in a pro-rata portion of the Option.

For purposes of the Option, Participant’s Termination of Service will be deemed to occur as of the date Participant is no longer actively providing services to the Company or, if different, the Subsidiary which employs Participant or to which Participant otherwise renders services (the “Service Recipient”) or any other Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or other service agreement, if any), and unless otherwise expressly determined by the Company, Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s employment or other service will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or other service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively rendering services for purposes of the Option (including whether Participant may still be considered to be rendering services while on a leave of absence).

2.3 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.4 Expiration of Option. Except as may be extended in accordance with Section 5.3 of the Plan, the Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a) The final expiration date in the Grant Notice;

(b) Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(c) Except as the Administrator may otherwise approve, the expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and

(d) Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

ARTICLE III.

EXERCISE OF OPTION

3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3 Exercise Price.

(a) Subject to Section 3.3(b), payment of the exercise price may be by any of the following, or a combination thereof, as determined by the Administrator in its sole discretion:

(i) Cash, wire transfer of immediately available funds or check;

(ii) By delivery of Shares, including Shares delivered by attestation then-owned by Participant, valued at their fair market value on the date of delivery;

(iii) By the Company withholding Shares otherwise issuable upon exercise of the Option, valued at their fair market value on the exercise date;

2

(iv) If Participant is not subject to Section 13(k) of the Exchange Act with respect to the Company or its Subsidiaries, with the consent of the Administrator, by delivery of a promissory note, in a form determined by or acceptable to the Administrator, or other property that the Administrator determines is good and valuable consideration; or

(v) By any combination of (i) - (iv) above.

(b) Unless the Administrator otherwise determines, payment of the exercise price shall either (as elected by Participant) be by (i) delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable exercise price, provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator; or (ii) delivery of cash, wire transfer of immediately available funds or check by Participant to the Company.

ARTICLE IV.

TAXATION AND TAX WITHHOLDING

4.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Option and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

4.2 Responsibility for Taxes.

(a) Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, or the subsequent sale of Shares acquired pursuant to the exercise of any Option; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former service recipient) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) In connection with any relevant taxable or tax-withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy Tax-Related Items. In this regard, Participant hereby authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items (as applicable) by one or a combination of the following methods: (i) requiring Participant to make a payment in a form acceptable to the Company; (ii) withholding from Participant’s salary, wages or any other amounts payable to Participant; (iii) withholding from proceeds from the sale of Shares otherwise issuable upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); (iv) withholding Shares otherwise issuable upon exercise of the Option; or (v) any other method of withholding determined by Administrator to be in compliance with Applicable Laws.

3

(c) The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including the maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items in connection with the Option are satisfied by withholding Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligations for the Tax-Related Items.

(d) The Company shall not be obligated to deliver any Shares to Participant unless and until Participant shall have paid or otherwise satisfied in full, the amount of any withholding obligation for Tax-Related Items resulting from the Option or the Shares subject to the Option.

ARTICLE V.

OTHER PROVISIONS

5.1 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s receipt, vesting or exercise of the Option, the Shares subject to the Option or the sale of such Shares. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan and the Option before accepting the Option or otherwise taking any action related to the Option or the Plan.

5.2 Nature of Grant. By accepting the Option, Participant acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the Plan is operated and the award of Option is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Participant may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, the Service Recipient);

(c) no Subsidiary (including, but not limited to, the Service Recipient) has any obligation to make any payment of any kind to Participant under this Agreement;

(d) the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(e) all decisions with respect to future grants of options or other grants, if any, will be at the sole discretion of the Company;

(f) Participant is voluntarily participating in the Plan;

(g) the Option and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

4

(h) the Option and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(i) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(j) if the underlying Shares do not increase in value after the Grant Date, the Option will have no value;

(k) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the exercise price;

(l) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Participant’s Termination of Service (for any reason whatsoever and regardless of whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or other service agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by Applicable Laws;

(m) unless otherwise agreed with the Company in writing, the Option, the Shares subject to the Option, and the income from and value of the same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;

(n) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option, and/or any such other benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(o) neither the Company, the Service Recipient nor any Subsidiary thereof shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise of the Option.

5.3 Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

5.4 Clawback. The Option and the Shares issuable pursuant to the Option shall be subject to the Company’s Policy for Recovery of Erroneously Awarded Compensation, as well as any other clawback or recoupment policy in effect on the Grant Date or that may be adopted or maintained by the Company following the Grant Date. In order to satisfy any recoupment obligations, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold Shares or other amounts acquired pursuant to the Option to reconvey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the clawback policy or any other applicable recoupment obligation.

5.5 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then

5

deceased, to the Designated Beneficiary) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section 5.5, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or when delivered by an internationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

5.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.7 Conformity to Applicable Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws. Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Participant’s consent to the extent necessary to comply with Applicable Laws applicable to issuance of Shares.

5.8 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.9 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

5.10 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any addenda attached hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided, however, that this Agreement shall not modify (and shall be subject to the terms and conditions of) any employment, consulting and/or severance agreement between the Company or a Subsidiary thereof and Participant in effect as of the date a determination is to be made under this Agreement.

6

5.11 Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

5.12 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms of this Agreement.

5.13 Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement (including the Addendum) confers upon Participant any right to continue in the employ or service of the Company or any of its Subsidiaries (including the Service Recipient) or interferes with or restricts in any way the rights of the Company, the Service Recipient and any other Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company, the Service Recipient or any other Subsidiary (as applicable) and Participant.

5.14 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

5.15 Incentive Stock Options. If the Option is designated as an Incentive Stock Option:

(a) Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant also acknowledges that if the Option is exercised more than three months after Participant’s Termination of Service, other than by reason of death or disability, the Option will be taxed as a Non-Qualified Stock Option.

(b) Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two years from the Grant Date or (ii) within one year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

5.16 Governing Law and Venue. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco County, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

7

5.17 Addendum. Notwithstanding any provisions in this Agreement, if Participant performs services for the Company outside of the United States, the Option shall be subject to any additional terms and conditions set forth in the Addendum to this Agreement for Participant’s country of residence. Moreover, if Participant relocates to one of the countries included in the Addendum, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

5.18 Language. Participant acknowledges that Participant is sufficiently proficient in English or has had an opportunity to consult with an advisor who is sufficiently proficient in the English language, and understands the content of the Grant Notice, the Agreement and other Plan materials. If Participant has received the Grant Notice or this Agreement or any other document related to the Plan and/or the Option translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise explicitly required by Applicable Laws.

5.19 Imposition of other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.20 Insider Trading/Market Abuse Laws. Depending on Participant’s country or broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the Option) or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party, including fellow Employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.

5.21 Foreign Asset/Account Reporting, Exchange Control and Tax Reporting. Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. Applicable Laws may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.

8

ARTICLE VI.

DATA PRIVACY

6.1 Data Collection and Usage. The Company and the Service Recipient may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.

6.2 Stock Plan Administration Service Providers. The Company transfers Data to Shareworks by Morgan Stanley and its affiliated companies, an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan, and any successor thereto. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

6.3 International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is Participant’s consent.

6.4 Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, security and labor laws. When the Company no longer needs Participant’s Data, the Company will remove it from its systems. The Company may keep Data longer to satisfy legal or regulatory obligations, and the Company’s legal basis would be compliance with the relevant laws or regulations.

6.5 Voluntaries and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seek to revoke Participant’s consent, Participant’s compensation from or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Options under the Plan or other equity awards to Participant or administer or maintain such awards.

6.6 Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s country. Depending on where Participant is based, Participant’s rights may include the right to (a) request access to or copies of Data the Company processes, (b) rectification of incorrect Data, (c) deletion of Data, (d) restrictions on processing of Data, (e) restrictions on portability of Data, (f) lodge complaints with competent authorities in Participant’s country, and/or (g) receive a list with the names and addresses of any potential recipients of Participant’s Data. To receive clarification regarding Participant’s rights or to exercise such rights, Participant should contact stock-administration@blaize.com.

* * * * *

9

ADDENDUM

2025 INCENTIVE AWARD PLAN

GLOBAL STOCK OPTION AGREEMENT

Capitalized terms used but not defined in this Addendum shall have the meanings assigned to them in the Global Stock Option Grant Notice, the Global Stock Option Agreement (the “Option Agreement”) and the Plan.

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Option granted to Participant under the Plan if Participant resides and/or works in any of the countries listed below. If Participant is a citizen or resident of a country other than the one in which Participant is currently working and/or residing, transfers to another country after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the additional terms and conditions contained herein apply to Participant.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2025. Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that Participant not rely on the information contained herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant exercises the Option, acquires Shares or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country apply to Participant’s specific situation.

Finally, Participant understands that if Participant is a citizen or resident of a country other than the one in which Participant currently resides and/or works, transfers to another country after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not apply to Participant in the same manner.

Addendum-1

CANADA

Terms and Conditions

Non-Qualified Securities. All or a portion of the Shares subject to the Option may be “non-qualified securities” within the meaning of the Income Tax Act (Canada). The Company shall provide Participant with additional information and/or appropriate notification regarding the characterization of the Option for Canadian income tax purposes as may be required by the Income Tax Act (Canada) and the regulations thereunder.

Exercise Price. The following provision supplements Section 3.3 of the Option Agreement:

Notwithstanding any other provision of this Agreement or of the Plan, Participant is prohibited from paying the Exercise Price per Share by (i) delivering already-owned Shares or (ii) using a “net exercise” arrangement. The Company reserves the right to permit either of these methods of payment depending upon the development of Applicable Laws.

Nature of Grant. The following provision replaces the second paragraph of Section 2.2 of the Option Agreement:

For purposes of the Option, Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of any Applicable Laws in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or other service agreement, if any) will be deemed to occur as of the date that Participant is no longer actively providing services to the Company, the Service Recipient or any other Subsidiary and shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time after such date, nor will Participant be entitled to any compensation for lost vesting or exercisability.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting or exercisability during a statutory notice period, Participant acknowledges that Participant’s right to vest in the Option, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period but Participant will not earn or be entitled to pro-rated vesting or exercisability if the vesting date falls after the end of the statutory notice period, nor will Participant be entitled to any compensation for lost vesting or exercisability.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

Foreign Asset/Account Reporting Information. Participant is required to report any foreign specified property, including Shares and rights to receive Shares (e.g., the Option), annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds a certain threshold (currently, CAD 100,000) at any time during the year. Thus, the Option must be reported - generally at a nil cost - if the CAD 100,000 cost threshold is exceeded because of other foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares

Addendum-1

are also owned, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 generally must be filed by April 30 of the following year. Participant understands and agrees that Participant should consult with a personal legal advisor to ensure compliance with applicable reporting obligations.

CHILE

Notifications

Securities Law Information. The offer of the Option constitutes a private offering in Chile effective as of the Grant Date. The offer of the Option is made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the Option is not registered in Chile, the Company is not required to provide public information about the Option or the Shares in Chile. Unless the Option and/or the Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.

Información bajo la Ley de Mercado de Valores. La oferta de la Opción constituye una oferta privada in Chile y se inicia en la fecha de concesión efectiva a partir de la Fecha de la Concesión. La oferta de la Opción se acoge a las disposiciones de la Norma de carácter General N° 336 de la Comisión para el Mercado Financiero de Chile (“CMF”). La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse la Opción no registrado en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de esos valores. La Opción no podrán ser objeto de oferta pública en Chile mientras no sean mientras no sean inscritas en el Registro de Valores correspondiente.

Exchange Control Information. Participant may receive foreign currency abroad as a result of the acquisition of Shares and freely decide whether to repatriate such currency to Chile or keep it abroad. However, if Participant decides to repatriate proceeds from the sale of Shares and/or dividends and the amount of the proceeds to be repatriated exceeds USD 10,000, Participant acknowledges that Participant must effect such repatriation through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office).

Foreign Asset/Account Reporting Information. The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding (i) the results of investments held abroad, and (ii) any taxes paid abroad which taxpayers will use as a credit against Chilean income tax. The sworn statements disclosing this information (or Formularios) must be reported on Form 1929 and submitted electronically through the CIRS website (www.sii.cl) before July 1 of each year, depending on the assets and/or taxes being reported. If Participant fails to meet the above requirements, Participant may be ineligible to receive certain foreign tax credits. Given these requirements are subject to change, Participant should consult with a personal tax advisor to determine Participant’s reporting obligations to the CIRS.

GREECE

There are no country-specific provisions.

INDIA

Notifications

Tax Collection at Source. If Participant remits funds from India to pay the exercise price, Participant may be subject to Tax Collection At Source (“TCS”) if Participant’s annual remittances out of India exceed a certain amount (currently INR 1,000,000). Participant may be required to provide a declaration to the bank remitting the funds to determine if the TCS limit has been reached. If deemed necessary to comply with Applicable Laws, the Company may require Participant to pay for the Shares acquired at exercise, and any Tax-Related Items through a cashless sell-all method of exercise. The Company reserves the right to prescribe alternative methods of exercise of the Option depending on the development of local laws.

Exchange Control Information. Indian residents are required to repatriate to India any cash amounts received in connection with their participation in the Plan within such time period as is prescribed under applicable Indian exchange control laws, as may be amended from time to time. Upon repatriation, Indian residents should obtain a foreign inward remittance certificate (“FIRC”) from the bank where they deposit the foreign currency and should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Service Recipient requests proof of repatriation. Participant may also be required to provide information to the Company or the Service Recipient in India to facilitate their compliance with exchange control filing requirements in India. It is Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. Indian residents are required to declare the following items in their annual tax returns: (i) any foreign assets held by them (including Shares acquired under the Plan), and (ii) any foreign financial assets (including Shares held outside India). Indian residents are responsible for complying with any and all applicable exchange control and reporting laws in India and should consult with a personal tax advisors in this regard.

SAUDI ARABIA

Notifications

Securities Law Information. The Agreement and related Plan documents may not be distributed in Saudi Arabia except to such persons as are permitted under the Offers of Securities and Continuing Obligations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If Participant does not understand the contents of the Agreement, Participant should consult an authorized financial adviser.

SOUTH KOREA

Notifications

Exchange Control Information. If Participant remits funds out of Korea to pay the exercise price, the remittance of funds must be confirmed by a foreign exchange bank in Korea. Participant should submit the following supporting documents evidencing the nature of the remittance to the bank together with the confirmation application: (i) the Agreement; (ii) the Plan; and (iii) Participant’s certificate of employment. This confirmation is an automatic procedure (i.e., the bank does not need to approval the remittance and the process should not take more than a single day). This confirmation is not necessary if Participant pays the exercise price through any form of payment whereby some or all of the Shares acquired upon exercise of the Option are sold to pay the exercise price, because in this case there is no remittance of funds out of Korea.

Further, if Participant sells Shares acquired under the Plan or receives cash dividends, Participant may be required to file a report with a Korean foreign exchange bank, if the proceeds are in excess of USD 5,000 (per transaction) and deposited into a non-Korean bank account. Participant acknowledges that Participant is solely responsible for complying with any applicable exchange control reporting obligations in Korea and understands that Participant should consult with a personal legal advisor to ensure compliance with any exchange control regulations applicable to any aspect of participation in the Plan.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. Korean residents should consult with a personal tax advisor to determine how to value their foreign accounts for purposes of this reporting requirement and whether they are required to file a report with respect to such accounts.

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees or service providers of the Company or any Subsidiary. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. Participant may acquire and remit foreign currency (including proceeds from the sale of Shares acquired under the Plan) into Taiwan up to USD 10,000,000 per year. However, if the transaction amount is TWD 500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form and other supporting documentation to the satisfaction of the remitting bank.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Option is available only for select employees and service providers of the Company and its Subsidiaries and are in the nature of providing service provider incentives in the United Arab Emirates. The Agreement, the Plan and other incidental communication materials are intended for distribution only to eligible service providers for the purposes of an employee incentive scheme, and must not be delivered to, or relied on, by any other person.

The Dubai Creative Clusters Authority, Emirates Securities and Commodities Authority and/or the Central Bank of the United Arab Emirates have no responsibility for reviewing or verifying any documents in connection with the Option. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this Agreement nor taken steps to verify the information set out in it, and have no responsibility for it.

The securities to which this Agreement relate may be illiquid and/or subject to restrictions on their resale. Individuals should conduct their own due diligence on the securities.

Residents of the United Arab Emirates who do not understand or have questions regarding this Agreement (including the Addendum) or the Plan should consult an authorized financial adviser.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following paragraphs supplement Section 4.2 of the Option Agreement:

Without limitation to Section 4.2 of the Option Agreement, Participant hereby agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also hereby agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by Participant within ninety (90) days of the end of the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Service Recipient, as applicable, for the value of any employee NICs due on this additional benefit, which the Company or the Service Recipient may collect from Participant by any of the means referred to in Section 4.2 of the Option Agreement.

Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of the grant of the Option under the Plan, Participant agrees to accept any liability for secondary Class 1 National Insurance contributions that may be payable by the Service Recipient, the Company or any Subsidiary or successor thereto (“Employer NICs”) in connection with the exercise of the Option or any other event giving rise to Tax-Related Items. Without prejudice to the foregoing, in accepting the terms of this Agreement, Participant agrees to the terms of a joint election with the Company / the Service Recipient, the form of such joint election having been approved formally by HMRC (“Joint Election”) and is attached below. In this respect, Participant agrees to accept the terms of or to execute such other joint elections, and any other required consent or election, as may be required between Participant and the Company, the Service Recipient, any successor to the Company, the Service Recipient, or any other Subsidiary with respect to the Employer NICs liability. Participant further agrees that the Company, the Service Recipient, or any Subsidiary may collect the Employer NICs from Participant by any of the means set forth in Section 4.2 of the Option Agreement or the Joint Election.

If Participant does not enter into a Joint Election prior to the exercise of the Option or any other event giving rise to Tax-Related Items, Participant will not be entitled to exercise the Option and no Shares will be issued to Participant under the Plan, without any liability to the Company, the Service Recipient, or any other Subsidiary.

BLAIZE HOLDINGS, INC.

2025 INCENTIVE AWARD PLAN

U.K. JOINT ELECTION

(OPTION HOLDERS IN THE UNITED KINGDOM ONLY)

Important Note on the Election to Transfer Employer NICs

As a condition of participation in the Plan and the exercise of the Options, you are required to enter into an Election to transfer to you any liability for employer’s National Insurance Contributions (“NICs”) that may arise in connection with your participation in the Plan.

By entering into the Election:

•	you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan with respect to Options granted under the Plan will be transferred to you;

•

you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient Shares acquired pursuant to your Options; and

•

you acknowledge that even if you have clicked to accept the Options where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Please print and keep a copy of the Election for your records.

BLAIZE HOLDINGS, INC.

2025 INCENTIVE AWARD PLAN

U.K. JOINT ELECTION

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.	Parties

This Election is between:

(A)

The individual who has gained authorized access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive and may have received stock options (“Options”) pursuant to the terms and conditions of the Blaize Holdings, Inc. 2025 Incentive Award Plan, as amended from time to time (the “Plan”), and

(B)

Blaize Holdings, Inc. of 659 Golden Foothill Parkway, Suite 206, El Dorado Hills, CA 95762, United States of America (the “Company”), which may grant Options under the Plan and is entering into this Election on behalf of the Employer.

2.	Purpose of Election

2.1	This Election relates to all Options granted to Employee under the Plan up to the termination date of the Plan.

2.2	In this Election the following words and phrases have the following meanings:

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Relevant Employment Income” from Options on which Employer’s National Insurance Contributions becomes due is defined as:

(i)	an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);

(ii)	an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or

(iii)	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)	the acquisition of securities pursuant to the Option (within the meaning of section 477(3)(a) of ITEPA);

(B)	the assignment (if applicable) or release of the Option in return for consideration (within the meaning of section 477(3)(b) of ITEPA);

(C)	the receipt of a benefit in connection with the Option, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA).

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

“Taxable Event” means any event giving rise to Relevant Employment Income.

2.3

This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of Relevant Employment Income in respect of the Options pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.6

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the Agreement. This Election will have effect in respect of the Option and any awards which replace the Option following their grant in circumstances where section 483 of ITEPA applies.

3.	Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that by electronically accepting or by signing this Election, or by accepting the Option, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

4.	Payment of the Employer’s Liability

4.1	The Employee hereby authorizes the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Option; and/or

(iv)

where the proceeds of the gain are to be paid through a third party, by that party withholding an amount from the payment or selling some of the securities which the Employee is entitled to receive in respect of the Option; and/or

(v)	by any other means specified in the applicable Option Agreement.

4.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the Option to the Employee until full payment of the Employer’s Liability is received.

4.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

5.	Duration of Election

5.1

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)

after due payment of the Employer’s Liability in respect of the entirety of the Option to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

5.3	This Election will continue in full force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Employee

The Employee acknowledges that, by clicking on the [“ACCEPT”] box, the Employee agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

BLAIZE HOLDINGS, INC.

By: Harminder Sehmi

Schedule of Employer Companies

The following Employer(s) shall be covered by the Joint Election:

Blaize U.K. LTD

Registered Office Address:	6th Floor One London Wall, London, United Kingdom, EC2Y 5EB

Corporation Tax Reference:	4102716928

Company Registration Number:	11388261

PAYE Reference Number:	475/MB82536

11